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                                  Exhibit 23.1

                          Independent Auditors' Consent



The Board of Directors
TBM Holdings Inc.

We consent to the incorporation by reference in the registration statement (No. 33-88424) on Form S-8 of TBM Holdings Inc. (formerly known as Specialty Retail Group, Inc.) of our report dated March 30, 2001, relating to the consolidated balance sheet of TBM Holdings Inc. as of December 30, 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows, for the year then ended, which report appears in the Annual Report on Form 10-KSB of TBM Holdings Inc.





                                    KPMG LLP

Houston, Texas
March 30, 2001